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                                               Filed pursuant to Rule 424(b)(3)
                                               Registration Number 333-57784


PROSPECTUS

                           [OSI PHARMACEUTICALS LOGO]

                                 925,140 SHARES

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

     The stockholders named on page 7 are selling up to 925,140 shares of OSI's stock.

     OSI's common stock is traded on the Nasdaq National Market under the symbol "OSIP". On March 22, 2001, the reported closing price of the common stock was $38.50 per share.

                         ------------------------------

                         THIS INVESTMENT INVOLVES RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS APRIL 4, 2001
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Risk Factors................................................    1
Recent Events...............................................    7
Use Of Proceeds.............................................    7
Selling Stockholders........................................    7
Plan Of Distribution........................................    8
Available Information.......................................    9
Incorporation Of Certain Documents By Reference.............    9
Legal Matters...............................................   10
Experts.....................................................   10

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                                  RISK FACTORS

ALTHOUGH WE HAVE POTENTIAL PRODUCTS THAT APPEAR TO BE PROMISING AT EARLY STAGES OF DEVELOPMENT AND IN CLINICAL TRIALS, NONE OF OUR POTENTIAL PRODUCTS MAY REACH THE MARKET FOR A NUMBER OF REASONS.

     Our success depends on the discovery of new drugs which we can commercialize and take to market. None of our potential products, including OSI-774, however, may ever reach the market for a number of reasons. They may be found ineffective or cause harmful side-effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that the products cannot be manufactured on a large scale basis, and therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties.

     We have a number of product candidates in very early stages of development, and we do not expect them to be commercially available for several years, if at all. All but three of our product candidates are in the pre-clinical development phase. The three candidates that are in clinical trials will still require significant research and development and regulatory approvals before we or our collaborative partner will be able to market them.

IF WE HAVE A SETBACK IN OUR OSI-774 PROGRAM, OUR STOCK PRICE WOULD ALMOST CERTAINLY DECLINE.

     We are currently in Phase II clinical trials for OSI-774. If the results of the trials are not satisfactory, we would need to conduct additional clinical trials or abandon our OSI-774 program. Since OSI-774 is our most advanced product candidate, a setback of this nature would almost certainly cause a decline in our stock price.

IF WE ARE UNABLE TO DEMONSTRATE ACCEPTABLE SAFETY AND EFFICACY OF OSI-774 DURING CLINICAL TRIALS, WE WILL NOT BE ABLE TO OBTAIN REGULATORY APPROVAL AND THUS WILL NOT BE ABLE TO COMMERCIALIZE AND GENERATE REVENUES FROM OSI-774.

     We must continue to demonstrate, through pre-clinical testing and clinical trials, that OSI-774 is safe and effective. The results from pre-clinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that our clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for OSI-774. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. These events can cause our statistical analysis of clinical trial results to be incorrect.

     The completion of clinical trials of OSI-774 may be delayed by many factors. One such factor is the rate of enrollment of patients. We cannot control the rate at which patients present themselves for enrollment, and we cannot be sure that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner. Any significant delays in, or termination of, clinical trials of our product candidates may hinder our ability to obtain regulatory approval of OSI-774.

     We cannot be sure that regulatory authorities will permit us to undertake additional clinical trials for OSI-774. Any delays in obtaining or failure to obtain regulatory approval will hinder us from commercializing and generating revenues from OSI-774.

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

IF WE ARE UNABLE TO ENTER INTO AND MAINTAIN ARRANGEMENTS WITH THIRD PARTIES FOR THE CO-DEVELOPMENT AND COMMERCIALIZATION OF OUR POTENTIAL PRODUCTS, INCLUDING THE MAINTENANCE OF OUR ALLIANCE WITH GENENTECH, INC. AND F.HOFFMANN-LA ROCHE LTD FOR OSI-774, OUR ABILITY TO PROCEED WITH THE TIMELY AND PROFITABLE MANUFACTURING AND SALE OF OUR PRODUCT CANDIDATES MAY BE LIMITED.

     Our strategy is to develop our own drug candidates through the early stages of clinical development prior to entering into co-development and commercialization agreements with leading pharmaceutical companies in return for a greater share of the revenues derived from product sales. If we fail to enter into and maintain successful collaborative partnerships, we may not be able to obtain the resources needed to commercialize potential products in certain drug discovery efforts.

     Successful commercialization of our product candidates is dependent upon our ability to:

     - manufacture our products in commercial quantities at reasonable costs;

     - obtain reimbursement coverage for our products;

     - compete favorably against other products; and

     - market our products successfully.

     For our most advanced drug candidate, OSI-774, we have entered into a co-development and marketing partnership with Genentech, Inc. and F.Hoffmann-La Roche Ltd. We do not have, and do not currently plan to develop, our own marketing capability. The failure to maintain the co-development and marketing partnership with these companies on reasonable terms could delay our development of OSI-774 and could require us to expend greater financial resources because we would have to focus our efforts internally. As our internal costs increase, we may have difficulty recovering them.

IF OUR COMPETITORS SUCCEED IN DEVELOPING TECHNOLOGIES AND PRODUCTS THAT ARE MORE EFFECTIVE THAN OUR OWN, OUR TECHNOLOGIES AND PRODUCTS MAY BE RENDERED LESS COMPETITIVE.

     We face significant competition from industry participants that are pursuing the same technologies as we are, and from organizations that are developing pharmaceutical products that are competitive with our potential products. Where we are developing products independently, many of the organizations competing with us have greater capital resources, larger research and development staffs and facilities, and more extensive experience in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development may result in our compounds, products or processes becoming obsolete before we recover any of the expenses incurred to develop them.

     In particular, we face significant competition from other biotechnology and pharmaceutical companies which are currently developing drugs similar to OSI-774 that could decrease our potential sales of the product. We are aware of four companies, two of which have resources substantially greater than we do, which are currently developing drugs similar to OSI-774. AstraZeneca PLC is developing a small molecule with a close structural relationship to OSI-774, called Iressa(TM), that is currently in Phase III trials. Pfizer/ Warner-Lambert has a compound, CI-1033, now in Phase I trials, which is structurally similar to Iressa(TM) and OSI-774. ImClone Systems Incorporated and Abgenix Inc. are developing a different kind of product, humanized antibodies, against the EGFR target. The ImClone product is currently in Phase III trials and the Abgenix product is in Phase I trials. AstraZeneca and ImClone may both enter the market ahead of us. If our competitors succeed in developing drugs similar to OSI-774 that are more effective than our own, or if they enter the market with their products before we do, our product may not gain widespread market acceptance.

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

IF GOVERNMENT AGENCIES DO NOT GRANT US OR OUR COLLABORATIVE PARTNERS REQUIRED APPROVALS FOR ANY OF OUR POTENTIAL PRODUCTS, THEN WE OR OUR COLLABORATIVE PARTNERS WILL NOT BE ABLE TO MANUFACTURE OR SELL OUR PRODUCTS.

     All of our newly discovered potential products must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes pre-clinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and requires the expenditure of substantial resources. Moreover, data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The Food and Drug Administration and other regulatory agencies may delay or deny the approval of our proposed products. None of our products has yet received governmental approval and none may ever do so.

     Even if we obtain regulatory approval, a marketed product and its manufacturer are subject to continuing review, including post-marketing surveillance. We may be required to withdraw our product from the market if previously unknown problems are discovered. Violations of regulatory requirements at any stage may result in various unfavorable consequences to us, including the FDA's imposition of criminal penalties against the manufacturer and the holder of the new drug application.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION, AND WE EXPECT TO INCUR LOSSES OVER THE NEXT SEVERAL YEARS WHICH MAY CAUSE THE VALUE OF OUR COMMON STOCK TO DECREASE.

     We have had net operating losses since our inception in 1983. At December 31, 2000, our accumulated deficit was approximately $87.6 million. Our losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with our operations. These costs have exceeded our revenues, which to date have been generated principally from collaborative research agreements.

     We expect to incur substantial additional operating expenses over the next several years as a result of increases in our expenses for the development of OSI-774 and our other research and development programs. These expenses include enhancements in our drug discovery technologies and increases in the resources we will devote to our internally funded proprietary projects, which are undertaken without collaborative partners. We do not expect to generate revenues from the sale of our potential products for several years and we expect to continue to incur operating losses during this period.

IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS WILL BE SEVERELY LIMITED.

     We currently own 15 U.S. patents and 42 foreign patents. In addition, we currently own 28 pending applications for U.S. patents, two of which have been allowed, and 101 applications for foreign patents. Moreover, we jointly own with Pfizer rights to 16 issued U.S. and 52 issued foreign patents and 36 pending U.S. and 457 pending foreign patent applications. We intend to continue to aggressively seek patent protection for all of the product candidates that we have discovered or developed.

     Our success depends, in part, on our ability and our collaborative partners' ability to obtain patent protection for new product candidates, maintain trade secret protection and operate without infringing the proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other similar protection, other companies could offer substantially identical products for sale without incurring the sizable discovery and development costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products could be diminished.

     The process of obtaining patents can be time consuming and expensive. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are confidential until a patent issues and publications in the scientific or patent literature lag behind actual discoveries.

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

     The degree of future protection for our proprietary rights will remain uncertain if our pending patent applications are not approved for any reason. Furthermore, third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies and challenge issued patents.

IF OUR COLLABORATIVE PARTNERS GIVE OTHER PRODUCTS GREATER PRIORITY THAN OUR PRODUCTS, THEN OUR PRODUCTS MAY BE SUBJECT TO DELAYS IN RESEARCH AND DEVELOPMENT AND MANUFACTURE THAT MAY IMPEDE OUR ABILITY TO TAKE THEM TO MARKET BEFORE OUR COMPETITORS. THIS MAY RENDER OUR PRODUCTS OBSOLETE OR MAY RESULT IN LOWER THAN ANTICIPATED REVENUES FOR US.

     We rely on some of our collaborative partners to assist with research and development as well as the manufacture of our potential products in their FDA-approved manufacturing facilities. Our collaborative agreements allow our partners significant discretion in electing whether or not to pursue the activities that they have agreed to pursue for us. We cannot control the amount and timing of resources our collaborative partners devote to our programs or potential products. Our potential products may be in competition with other products for priority of access to our collaborative partners' research and development and manufacturing facilities. If our collaborative partners do not give significant priority to the research and development or manufacture of our potential products in an effective or timely manner, the clinical development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products to the market on a timely basis could be impaired. Furthermore, we may not be able to enter into any necessary third-party research and development or manufacturing arrangements on acceptable terms, if at all.

IF OUR COLLABORATIVE AGREEMENTS WITH TANABE SEIYAKU CO., LTD. FOR DIABETES RESEARCH AND ANADERM RESEARCH CORPORATION FOR COSMECEUTICALS RESEARCH ARE NOT RENEWED, OUR ABILITY TO PURSUE THE DRUG DISCOVERY EFFORTS THAT ARE THE SUBJECT OF THE AGREEMENTS MAY BE LIMITED.

     Because our collaborative programs with Tanabe and Anaderm have terms of four and three years, respectively, which is less than the period required for the discovery, clinical development and commercialization of most drugs, the continuation of our drug discovery and development programs in the areas of diabetes and cosmeceuticals is dependent on the periodic renewal of such collaborative arrangements. Our collaborative partners can terminate our collaborative research agreements under various circumstances, sometimes on short notice without cause. The termination or non-renewal of these collaborative relationships could delay our research and development efforts arising from these collaborations because we would have to focus our efforts internally in these areas and/or search for and engage new collaborative partners. Our internal costs would inevitably increase as a result, and we could have difficulty recovering these costs.

CONSOLIDATIONS AMONG COMPANIES WITH WHICH WE ARE ENGAGED IN PARTNERSHIPS OR ALLIANCES CAN RESULT IN THE DIMINUTION OR TERMINATION OF, OR DELAYS IN, ONE OR MORE OF OUR COLLABORATIVE PROGRAMS.

     In 1995, the pharmaceutical operations of three companies with which we had collaborative research agreements, Hoechst AG, Hoechst Roussel Pharmaceuticals, Inc. and Marion Merrell Dow Inc., were combined into one entity, currently known as Aventis. This combination resulted in delays in our collaborative programs with each of the constituent companies and a reduction in the aggregate funding received by us. The merger between Pfizer and Warner-Lambert and other possible consolidations among large pharmaceutical companies with which we are engaged could result in the diminution or termination of, or delays in, one or more of our collaborative programs.

IF WE OR OUR COLLABORATIVE PARTNERS ARE REQUIRED TO OBTAIN LICENSES FROM THIRD PARTIES, OUR REVENUES AND ROYALTIES ON ANY COMMERCIALIZED PRODUCTS COULD BE REDUCED.

     The development of some of our products may require the use of technology developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners are forced to obtain licenses from others, if available, is currently unknown.

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

If we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses. These fees would reduce the revenues and royalties we may receive on commercialized products.

IF OTHER COMPANIES CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE SUBJECT TO COSTLY AND TIME-CONSUMING LITIGATION AND DELAYS IN PRODUCT INTRODUCTION.

     Our processes and potential products may conflict with patents which have been or may be granted to competitors, academic institutions or others. As the biotechnology industry expands and more patents are filed and issued, the risk increases that our product candidates may give rise to a declaration of interference by the U.S. Patent and Trademark Office, or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology which may not be available to us on acceptable terms, if at all. Any litigation, regardless of the outcome, could be extremely costly to us.

THE USE OF ANY OF OUR POTENTIAL PRODUCTS IN CLINICAL TRIALS AND THE SALE OF ANY APPROVED PRODUCTS MAY EXPOSE US TO LIABILITY CLAIMS RESULTING FROM THE USE OF PRODUCTS OR PRODUCT CANDIDATES.

     The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of drug discovery candidates and products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. While we currently maintain product liability insurance that we believe is adequate, such insurance may not be available at reasonable rates, if at all, in the future. If we do not or cannot maintain adequate insurance coverage, we may incur significant liability if a product liability claim arises.

IF OTHER BIOTECHNOLOGY AND PHARMACEUTICAL COMPANIES ARE NOT WILLING TO PAY APPROPRIATE ROYALTIES FOR THE USE OF OUR PATENTED "GENE TRANSCRIPTION ESTATE," THEN WE MAY CHOOSE TO EXPEND SUBSTANTIAL AMOUNTS OF FUNDS AND RESOURCES IN ENFORCING THE PATENTS.

     We are seeking to license to other companies rights to use our patented "gene transcription estate" which consists of drug discovery assays that provide a way to identify novel product candidates that can control the activity of genes. We believe technology and practices covered by these patents are in widespread use in the pharmaceutical and biotechnology industries. To date, we have granted five licenses to use our gene transcription patent. If other pharmaceutical and biotechnology companies which we believe are using our patented technology are not willing to negotiate license arrangements with us on reasonable terms, we may have to choose between abandoning our licensing strategy or initiating legal proceedings against those companies. Legal action, particularly patent infringement litigation, is extremely costly.

IF WE CANNOT MAINTAIN ADEQUATE FUNDING FOR OUR RESEARCH AND DEVELOPMENT EFFORTS, WE MAY HAVE TO LIMIT THE SCOPE OF OUR PROPRIETARY PRODUCT DEVELOPMENT OR ENTER INTO MORE RESTRICTIVE ARRANGEMENTS WITH COLLABORATIVE PARTNERS.

     Our capital requirements depend on many factors, including the size and complexity of our research and development programs, the progress of pre-clinical testing and early stage clinical trials, the time and costs involved in obtaining regulatory approvals for our product candidates, the costs of manufacturing arrangements and the costs of commercialization activities.

     We have raised funds through public and private sales of our securities, including equity securities, as well as from collaborative partners. Should our capital requirements increase, we may not be able to obtain adequate funding from equity financings on reasonable or acceptable terms, if at all. Furthermore, any additional equity financings may dilute the value of the common stock held by our stockholders. If adequate funds are not available, we may be required to significantly curtail one or more of our research and

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

development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish certain of our rights to a number of our technologies or product candidates.

IF THE MARKET PRICE OF OUR COMMON STOCK, SIMILAR TO OTHER BIOTECHNOLOGY COMPANIES, REMAINS HIGHLY VOLATILE, THEN OUR STOCKHOLDERS MAY NOT BE ABLE TO SELL THEIR STOCK WHEN DESIRED OR AT DESIRABLE PRICES.

     When the stock prices of biotechnology companies fall, our stock price will most likely fall as well. The market price of the common stock of biotechnology and pharmaceutical companies and our common stock has been volatile and may remain volatile for the foreseeable future. If our stock price falls, our stockholders may not be able to sell their stock when desired or at desirable prices.

     The following factors, among others, may also cause our stock price to decline:

     - fluctuations in operating results;

     - announcements of technological innovations or new therapeutic products by others;

     - negative or neutral clinical trial results;

     - developments concerning strategic alliance agreements;

     - government regulation;

     - developments in patent or other proprietary rights;

     - public concern as to the safety of our products;

     - future sales of substantial amounts of our common stock by existing stockholders; and

     - comments by securities analysts and general market conditions.

OUR CORPORATE GOVERNANCE DOCUMENTS AND STATE LAW PROVIDE CERTAIN ANTI-TAKEOVER MEASURES WHICH WILL DISCOURAGE CERTAIN TYPES OF TRANSACTIONS INVOLVING AN ACTUAL OR POTENTIAL CHANGE IN CONTROL OF THE COMPANY.

     Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares of, preferred stock. Since January 1999, we have had a shareholders rights plan, which has recently been replaced with a new plan, commonly referred to as a "poison pill." Further, we are subject to
Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder.

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

                                 RECENT EVENTS

     On January 30, 2001, OSI sold 462,570 shares of common stock to each of Genentech, Inc. and Roche Holdings, Inc. The total gross proceeds of the sales were $70 million. OSI agreed to file the registration statement, of which this prospectus is a part, which enables the selling stockholders to sell their shares. OSI also agreed to reimburse the selling stockholders for liability OSI causes by making any untrue statements of material fact or failing to state a material fact in this registration statement.

     In conjunction with the purchase of stock, OSI entered into certain agreements with Genentech and F.Hoffmann-La Roche Ltd for the global co-development and commercialization of our lead anti-cancer drug, OSI-774. The collaboration agreements consist of a Development and Marketing Collaboration Agreement between OSI and Genentech; a Development Collaboration and Licensing Agreement between OSI and Roche; and a Tripartite Agreement by and among OSI, Genentech and Roche. OSI received upfront fees of $25 million related to these agreements. Details regarding the purchase of stock and the agreements can be found in OSI's current report on Form 8-K filed with the SEC on February 14, 2001.

                                USE OF PROCEEDS

     The proceeds from the sale of the shares of common stock are solely for the account of the selling stockholders. OSI will not receive any proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

     The table below describes the amount of common stock owned by the selling stockholders as of March 22, 2001 and the number of shares of common stock the selling stockholders are selling under this prospectus.

                                                                     PERCENTAGE OF    PERCENTAGE OF
                                                          SHARES     SHARES OWNED     SHARES OWNED
                                               SHARES     OFFERED      PRIOR TO           AFTER
SELLING STOCKHOLDERS                            OWNED     HEREBY      OFFERING(1)      OFFERING(1)
--------------------                           -------    -------    -------------    -------------
Genentech, Inc.............................    462,570    462,570       1.3%                0
Roche Holdings, Inc........................    462,570    462,570       1.3%                0

---------------
(1) Based on shares of common stock issued and outstanding as of March 22, 2001.

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

                              PLAN OF DISTRIBUTION

     Any distribution hereunder of the shares by the selling stockholders may be effected from time to time in one or more of the following transactions:

          - through brokers, acting as principal or agent, in transactions (which may involve block transactions) on Nasdaq or otherwise, in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices,

          - to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time),

          - directly or through brokers or agents in private sales at negotiated prices,

          - to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder,

          - through put or call options transactions relating to the shares,

          - through short sales of shares directly or through brokers or agents or the loan or pledge of the shares to brokers or agents in connection with hedging transactions, or

          - combination of any of the foregoing or by any other legally available means.

     Also, offers to purchase shares may be solicited by agents designated by the selling stockholders from time to time. Underwriters or other agents participating in an offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act of 1933, as amended, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The selling stockholders may effect sales of shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     At the time a particular offering of any shares is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the amount of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any shares purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or filed or paid to dealers. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers, if any. The selling stockholders also may, from time to time, authorize dealers, acting as selling stockholders' agents, to solicit offers to purchase the shares upon the terms and conditions set forth in any prospectus supplement.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers.

     OSI has been advised that, as of the date hereof, the selling stockholders have made no arrangements with any broker for the sale of their shares. The selling stockholders and any underwriters, brokers or dealers involved in the sale of the shares may be considered "underwriters" as that term is defined by the Securities Act although the selling stockholders disclaim such status. OSI has agreed to reimburse the selling stockholders against certain liabilities that may be incurred in connection with the sale of the shares under this prospectus. In addition, the selling stockholders have agreed to reimburse OSI against certain liabilities.
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

OSI has agreed to pay certain expenses incident to the registration statement and the sale of the shares hereunder to the public, other than certain internal administrative and similar costs of the selling stockholders, legal fees and expenses of counsel for the selling stockholders and any underwriting discount and commissions, selling or placement agent or broker fees or commissions, and transfer taxes, if any, in connection with the sale of securities by the selling stockholders. OSI will not receive any proceeds from any sales of the shares pursuant to this prospectus. Each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of OSI's common stock by the selling stockholders.

                             AVAILABLE INFORMATION

     OSI has filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC pursuant to the Securities Act. The registration statement contains additional information about OSI and OSI's common stock. OSI also files annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document OSI files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     The SEC also maintains a website that contains reports, proxy and information statements, and other information that OSI has filed electronically. The SEC's website is located at http://www.sec.gov. OSI also maintains its own website which is located at http://www.osip.com.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows OSI to "incorporate by reference" the information OSI provides in documents filed with the SEC, which means that OSI can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that OSI later files with the SEC, modifies and replaces this information. OSI incorporates by reference the following documents OSI has filed with the SEC:

     1. annual report on Form 10-K for the fiscal year ended September 30, 2000, filed with the SEC on December 19, 2000;

     2.    current report on Form 8-K, filed with the SEC on February 14, 2001;

     3. quarterly report on Form 10-Q for the quarter ended December 31, 2000, filed with the SEC on February 14, 2001;

     4. proxy statement, dated February 7, 2001, for OSI's 2001 annual meeting of stockholders, filed with the SEC on January 29, 2001; and

     5.    the description of OSI's common stock, which is registered under
           Section 12 of the Exchange Act, contained in OSI's registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

     All documents OSI has filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert L. Van Nostrand, Vice President and Chief Financial Officer, OSI Pharmaceuticals, Inc., 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, telephone (516) 222-0023. OSI will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

     You should rely only on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. OSI has not authorized anyone else to provide you with different information. The selling stockholders may only use this prospectus to sell securities if a prospectus supplement is delivered with the prospectus, to the extent one is required. The selling stockholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.

                                 LEGAL MATTERS

     Saul Ewing LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus for OSI.

                                    EXPERTS

     The consolidated financial statements of OSI Pharmaceuticals, Inc. and its subsidiaries as of September 30, 2000 and 1999, and for each of the years in the three-year period ended September 30, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

     You should rely only on the information contained in this prospectus or incorporated by reference. OSI has not authorized anyone to provide you with additional or different information. OSI is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.

                                 925,140 shares

                           OSI PHARMACEUTICALS, INC.

                                  Common Stock

                   ------------------------------------------

                                   Prospectus

                   ------------------------------------------

                                 April 4, 2001